Exhibit 10.3

FIRST AMENDMENT TO APRIL 1, 2010
EMPLOYMENT AGREEMENT

This First Amendment to April 1, 2010, Employment Agreement (“Amendment”) is made and entered into effective as of the 27th day of August 2010, by and between West Bancorporation, Inc. and Brad L. Winterbottom.

WHEREAS, West Bancorporation, Inc. and Brad L. Winterbottom are parties to an employment agreement that became effective on April 1, 2010 (the “Agreement”),

WHEREAS, West Bancorporation, Inc. and Brad L. Winterbottom desire to amend the Agreement,

NOW, THEREFORE, it is mutually agreed as follows:

1.           Amendment to Paragraph 3.  Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced and superseded by the following:

3.  On and after September 1, 2010, your annual base salary will be $225,000 ("Base Salary") to be paid in accordance with the Company’s regular payroll practices (less any withholdings and deductions required by law or authorized by you).  Your Base Salary may be subsequently increased, but not decreased, by the Board in accordance with its executive compensation plans and policies.

2.           Amendment to Paragraph 4.  Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced and superseded by the following:

4.  For 2011 and after, you shall be eligible to receive a performance bonus of up to forty percent of the amount of your Base Salary for each calendar year worked in accordance with the Company's senior executive bonus plan then in effect ("Performance Bonus").  The amount, if any, of such bonus shall be determined by the Board in its sole discretion.  Any Performance Bonuses awarded while the Company is participating in the Department of the Treasury’s TARP program will be paid in long-term restricted stock.  The stock restrictions shall include (1) a vesting period of not more than the longer of three years from the grant date or the time of repayment of all TARP funds and (2) a requirement that you be employed by the Company on each vesting date.  To the extent not precluded by law or any TARP restriction, each Performance Bonus shall fully vest if you become permanently and fully disabled or die or in the event of a change in control of the Company or a sale of substantially all of the Company’s operating assets.  The Board’s Compensation Committee has the sole discretion to impose stock restrictions under the West Bancorporation, Inc. Restricted Stock Compensation Plan.

3.           Deletion of Paragraph 5.  Paragraph 5 of the Agreement is hereby deleted in its entirety.

4.           No Other Modifications.  Except as herein modified, the Agreement remains in effect as originally executed.

5.           Entire Agreement.  This Amendment shall be affixed to the Agreement and become a part thereof.

6.           Binding Agreement.  The undersigned hereby agree and consent to be bound by the terms of the Agreement, as hereby amended.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of August 27, 2010.

/s/ David R. Milligan	/s/ Brad L. Winterbottom
David R. Milligan	Brad L. Winterbottom
Chairman, Board of Directors
West Bancorporation, Inc.